BioSpecifics Technologies Corp. Reports Second Quarter 2019 Financial and Operating Results

- 13% year-over-year increase in royalty revenues for XIAFLEX®
- New data from Phase 1 trial of CCH for treatment of uterine fibroids to be presented at upcoming medical meeting in 2H19 –
- Biologics license application filing of XIAFLEX® for treatment of cellulite expected in 2H19 –

LYNBROOK, NY – August 9, 2019 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the second quarter ended June 30, 2019 and provided a corporate update.

"Throughout the second quarter of 2019, the team at BioSpecifics has been focused on continued internal execution and the clinical progression of our CCH development pipeline and the commercial development of our XIAFLEX franchise. Following positive Phase 1 uterine fibroids data, we are working to develop a clinical path forward for this medically necessary indication, and as we further evaluate and analyze this data, we plan to present it in the second half of this year," said Dr. Ron Law, Ph.D., J.D., Principal Executive Officer of BioSpecifics. "We are encouraged by the continued emphasis from our partner, Endo, on the importance of patient awareness and future growth initiatives for both of our commercial indications for XIAFLEX, Peyronie’s Disease and Dupuytren’s Contracture. We also look forward to adding a potential third marketed indication, with an upcoming BLA filing for the treatment of cellulite, which is expected to occur in the second half of 2019."

Second Quarter 2019 Financial Results

BioSpecifics reported net income of $6.4 million for the second quarter ended June 30, 2019, or $0.88 per basic share and $0.87 per share on a fully diluted basis, compared to net income of $4.8 million, or $0.67 per basic share and $0.66 per share on a fully diluted basis, for the same period in 2018.

Total revenue for the second quarter ended June 30, 2019 was $8.9 million, compared to $7.9 million for the same period in 2018. The increase in total revenues for the quarterly period was primarily due to royalties associated with higher net sales of XIAFLEX® in Peyronie’s Disease and Dupuytren’s Contracture, and slightly higher mark-up on cost of goods sold revenue.

Research and development expenses for the second quarter ended June 30, 2019 and 2018 were approximately $0.2 million in each period.

General and administrative expenses for the second quarter ended June 30, 2019 were $1.7 million, compared to $2.0 million for the same period in 2018.

Provision for income taxes for the second quarter ended June 30, 2019 and 2018 was $1.1 million in each period.

As of June 30, 2019, BioSpecifics had cash and cash equivalents and investments of $93.5 million, compared to $82.0 million as of December 31, 2018.

As of June 30, 2019, BioSpecifics had 7,331,917 million shares of common stock outstanding.

Commercial & Pipeline Highlights and Anticipated Upcoming Milestones

BioSpecifics’ Royalty Revenues from the XIAFLEX® Commercial Franchise Grew by 13% Year-Over-Year for the Second Quarter. The XIAFLEX® commercial franchise royalty revenue growth was primarily attributable to increased net sales of XIAFLEX® in Peyronie’s Disease and Dupuytren’s Contracture, driven by Endo’s continued successful commercial execution and promotional investment.

Phase 2 Clinical Trial of Uterine Fibroids Future Development Plans Underway: BioSpecifics and its clinical partners continue to analyze the full Phase 1 data to guide the design of a Phase 2 study of collagenase clostridium histolyticum (CCH) for the treatment of uterine fibroids. BioSpecifics will present new data from the Phase 1 clinical trial at an upcoming medical meeting in the second half of 2019. Data from the Phase 1 clinical trial of CCH for the treatment of uterine fibroids were presented at the 66th Annual Meeting of the Society of Reproductive Investigation (SRI) on March 2019 in Paris, France. The reported data showed safety and statistically significant reductions in collagen content compared to control fibroids with a median reduction of 39 percent (p<0.05), as well as a 21 percent average reduction in density of collagen bundles.

New Data Presentations of CCH for the Treatment of Cellulite at Top Aesthetic Medical Meetings:

o

Endo reported data from the RELEASE-1 and RELEASE-2 Phase 3 studies during the "Premier Global Hot Topics Session" at the Annual Meeting of the American Society for Aesthetic Plastic Surgery on May 17, 2019 in New York, NY. The reported data showed that a greater percentage of women treated with CCH (CCH vs. placebo: RELEASE 1, n=210 vs n=213; RELEASE-2, n=214 vs n=206) met the primary endpoint versus placebo in both the RELEASE-1 (P=0.006) and RELEASE-2 (P=0.002) studies. In addition, statistically significant improvements with CCH vs placebo were observed in eight of eight (RELEASE-1) and seven of eight (RELEASE-2) secondary endpoints. Other patient-centric endpoints were also evaluated, including improvement in the Subject Global Aesthetic Improvement Scale (S-GAIS), a five-point scale rating global aesthetic improvement in appearance, compared to pretreatment, as judged by the subject. Most adverse events observed in CCH-treated patients were mild/moderate and injection-site related.

o	Endo also reported Phase 2 and Phase 3 data at the Vegas Cosmetic Surgery Meeting in June 2019.

Expansion of Patient Awareness and Future Growth Initiatives for Marketed XIAFLEX Indications: In June 2019, Endo announced that nationally recognized urologist and author, Aaron Spitz, M.D., partnered with Endo and the "Ask About the Curve" campaign to encourage men to get in touch with their anatomy and learn about the signs and symptoms of Peyronie’s Disease. Endo also has continued future growth initiates for Dupuytren’s Contracture with "Facts on Hand" in partnership with Tim Herron, four-time PGA Tour winner and Damon Adamany, M.D. of the CORE Institute.

BLA filing for CCH for Treatment of Cellulite Expected in 2H19: Endo reported that it expects to file its Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for CCH for the treatment of cellulite in the second half of 2019, with an expected commercial launch in the second half of 2020, subject to FDA approval.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Canada, Europe and Australia. The CCH research and development pipeline includes several additional indications, including two Phase 3 clinical trials for the treatment of cellulite with most recent data reported in the second quarter of 2019, a BLA submission expected in the second half of 2019 and an expected commercial launch in the second half of 2020 upon approval. BioSpecifics is managing the development of CCH for the treatment of uterine fibroids. The full Phase 1 data was presented at the 66th Annual Society for Reproductive Investigation in March 2019 and additional data will be presented at an upcoming medical meeting in the second half of 2019. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This report includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." These forward looking statements include statements regarding the timing of the submission by Endo, the approval by the FDA and the commercial launch of CCH for the treatment of cellulite. In some cases, these statements can be identified by forward-looking words such as "expect," "plan," "anticipate," "potential," "estimate," "can," "will," "continue," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners to achieve their objectives for XIAFLEX® in their applicable territories; the market for XIAFLEX® in, and timing, initiation and outcome of clinical trials for, additional indications, which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income that BioSpecifics may receive; the potential of XIAFLEX® to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX®; and other risk factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Annual Report") and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (the "Form 10-Q"), specifically in Part I, Item IA under the heading "Risk Factors" of the 2018 Annual Report and under the section "Management’s Discussion and Analysis" in the 2018 Annual Report and the Form 10-Q. All forward-looking statements included in this report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this report and, except as may be required by law, we assume no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Royalties	$8,852,986	$7,815,504	$16,982,127	$14,900,504
Licensing revenue	-	35,270	-	39,679
Total Revenues	8,852,986	7,850,774	16,982,127	14,940,183

Costs and expenses:
Research and development	161,321	211,796	310,857	407,023
General and administrative	1,728,125	2,043,952	4,635,284	4,113,585
Total costs and expenses	1,889,446	2,255,748	4,946,141	4,520,608

Operating income	6,963,540	5,595,026	12,035,986	10,419,575

Other income:
Interest income	517,156	273,746	966,580	491,697
Other, net	-	81,985	-	96,663
	517,156	355,731	966,580	588,360

Income before income tax expense	7,480,696	5,950,757	13,002,566	11,007,935
Provision for income tax expense	(1,054,236)	(1,102,826)	(2,159,511)	(2,181,400)

Net income	6,426,460	$4,847,931	10,843,055	$8,826,535

Earnings per share:
Basic	$0.88	$0.67	$1.49	$1.23
Diluted	$0.87	$0.66	$1.48	$1.21
Shares used in calculation of earnings per
share:
Basic	7,308,268	7,215,057	7,292,663	7,204,040
Diluted	7,349,696	7,315,276	7,344,008	7,309,325

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	June 30,	December 31,
	2019	2018 (1)
Cash and cash equivalents	$13,972,558	$13,176,452
Investments	79,537,326	68,806,977
Accounts receivable	16,729,636	16,518,687
Deferred tax assets	154,309	313,768
Working capital	101,429,118	95,730,440
Total assets	111,899,857	100,092,042
Total stockholders' equity	110,310,421	97,588,520

(1) The selected consolidated balance sheet information for the year ended December 31, 2018 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:
Stern Investor Relations, Inc.
Julie Seidel
212-362-1200
julie.seidel@sternir.com